PPL Corporation	Exhibit 21
Subsidiaries of the Registrant
At December 31, 2019

The following listing of subsidiaries omits subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of December 31, 2019.

Company Name	State or Jurisdiction of
Business Conducted under Same Name	Incorporation/Formation

CEP Reserves, Inc.	Delaware

Kentucky Utilities Company	Kentucky and Virginia

LG&E and KU Energy LLC	Kentucky

Louisville Gas and Electric Company	Kentucky

PMDC International Holdings, Inc.	Delaware

PPL Atlantic Holdings, LLC	Delaware

PPL (Barbados) SRL	Barbados

PPL Capital Funding, Inc.	Delaware

PPL Electric Utilities Corporation	Pennsylvania

PPL Energy Funding Corporation	Pennsylvania

PPL Global, LLC	Delaware

PPL UK Holdings, LLC	Delaware

PPL UK Resources Limited	England and Wales

PPL WPD Limited	England and Wales

Western Power Distribution (East Midlands) plc	England and Wales

Western Power Distribution (South West) plc	England and Wales

Western Power Distribution (West Midlands) plc	England and Wales